UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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BroadVision, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of an email that was sent by Dr. Pehong Chen, the Chief Executive Officer of BroadVision, Inc. (“BroadVision”), to BroadVision’s employees on October 12, 2005:

Subject:        Extending shareholders voting period for Vector acquisition

BroadVision issued a press release today announcing that we have extended the stockholder voting period to October 26, 2005.  We have a very large and widely distributed stockholder base and have not yet talked to all of them to secure their vote regarding the impending acquisition by Vector Capital.  Here is the math:

We have approximately 34.3M shares outstanding, requiring 17.2M affirmative votes to approve the deal.  To date, only 32% of our outstanding shares, or 10.6M, have been voted, of which 9.8M, or 92%, are affirmative.  This leaves us with 7.4M more affirmative votes to go, out of possibly 8M more shares to be voted (i.e., 34% of the remaining 23.7M yet-to-be-voted shares).

We are dedicated to this cause and have engaged Georgeson Shareholder, a well respected worldwide organization, that is communicating with the necessary number of stockholders to approve the deal.  Now, we must remain vigilant in our efforts to talk to the remaining stockholders and we are focusing our efforts on doing so.

If you are a stockholder and have not returned the proxy card with your vote, please do so immediately.  If you know of other stockholders who have not voted, please encourage them to do so - we need everyone’s support in this effort.

If you have not received your proxy, or know any shareholder who still doesn’t have the proxy, please contact Bill Meyer immediately.  We will help you get your proxy and vote done expeditiously.

If you have questions, feel free to send them to askbv@BroadVision.com <mailto:askbv@BroadVision.com>  or directly to Bill.  We will be in touch as we make progress.

Thanks,

Pehong